EXHIBIT 99.1

FOR IMMEDIATE RELEASE:


                                                                  Media Contact:
                                             rbb Public Relations / 305-448-7450
                       355 Alhambra Circle / Suite 800 / Coral Gables, FL/ 33134
                                      Lisa Ross (ext. 151) / lisa.ross@rbbpr.com
                                 Alisha Marks (ext. 140)/ alisha.marks@rbbpr.com


           Online Vacation Center Releases Financial Earnings for 2005
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  Year Closes with Strong Growth, Net Revenues and Earnings per Share Increase

PLANTATION, FL - March 24, 2006 -- Online Vacation Center Holdings Corp. (OTC
BB: ONVC.OB) announced today the financial results for its wholly-owned subsidiary, Online Vacation Center Holdings, Inc. for the year ending December 31, 2005.

Net revenues increased 28% to $7,975,688 for the year ended December 31, 2005 as compared to $6,252,690 for the year ended December 31, 2004. Income from operations increased 102% to $2,046,974 for the year ended December 31, 2005 as compared to $1,011,958 for the year ended December 31, 2004. Additionally, net income increased 106% to $2,220,535 for the year ended December 31, 2005 as compared to $1,079,295 for the year ended December 31, 2004.

Earnings per share, both basic and diluted, as calculated on the weighted average shares outstanding after completing a share exchange in March 2006, increased to 13.2 cents per share in the year ended December 31, 2005 as compared to 6.4 cents per share in the year ended December 31, 2004.

Additional details on financial results and the share exchange can be found in the Company's Form 8-K/A filed on March 21, 2006 and is available at http://www.sec.gov.

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About Online Vacation Center Holdings Corp.
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Online Vacation Center Holdings Corp. is a technology driven and internet-based vacation seller that serves the sales, marketing and distribution needs of the world's major travel providers. The company directly provides consumers with the personalized service and all the necessary tools to research, plan and purchase a vacation.

"Forward-looking statements" as defined in the Private Securities
Litigation Reform Act of 1995 may be included in this news release. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future events or results. Online Vacation Center Holdings Corp., Inc. disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. Please refer to the documents filed by Online Vacation Center Holdings Corp., Inc. with the Securities and Exchange Commission, which identify important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with (i) our ability to acquire and integrate additional businesses, (ii) our dependency on travel
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providers for their inventory, and (iii) changes in general economic and business conditions. Additionally, forward-looking statements concerning the performance of the travel and leisure industry are based on current market conditions and risks, which may change as the result of certain regulatory, political or economic events, a shift in consumer travel preferences, as well as those risks and uncertainties described in the Company's filings with the Securities and Exchange Commission, which could cause actual events or results to differ materially from the events described in the forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.